EXHIBIT 99.1

For Immediate Release

Contact:                          Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

URSTADT BIDDLE PROPERTIES INC.
ANNOUNCES 2,000,000 SHARE REPURCHASE PROGRAM

GREENWICH, CONNECTICUT December 17, 2013 …Urstadt Biddle Properties Inc. (NYSE:  UBA and UBP) today announced a share repurchase program of up to 2,000,000 shares, in the aggregate, of the Company's Common Stock, Class A Common Stock, Series D Cumulative Preferred Stock and Series F Cumulative Preferred Stock.  The share repurchase program has been authorized by UBP's Board of Directors and represents less than 5% of the Company's total combined outstanding Common, Class A Common and Series D and Series F Preferred Shares.  This repurchase program replaces a prior repurchase program where the Board of Directors authorized the repurchase of up to 1,500,000 shares in the aggregate, of Common, Class A Common and Preferred shares.  Share repurchases may be made in the open market or in private transactions, and at times and in amounts that the Company deems appropriate.  The share repurchase program will be funded with available cash and may be discontinued at any time.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 63 properties containing approximately 4.7 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 176 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.